Exhibit 3.3

EXEMPTED Company Registered and filed as No. 424749 On 14-Aug-2025 Assistant Registrar

THE COMPANIES ACT (REVISED)

OF THE CAYMAN ISLANDS

Isdera Inc

Exempted Company Limited By Shares

MEMORANDUM AND ARTICLES OF ASSOCIATION

Auth Code: F92695599726
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EXEMPTED Company Registered and filed as No. 424749 On 14-Aug-2025 Assistant Registrar

THE COMPANIES ACT (REVISED)

OF THE CAYMAN ISLANDS

MEMORANDUM OF ASSOCIATION

OF

Isdera Inc

Exempted Company Limited By Shares

1	NAME

The name of the Company is Isdera Inc.

2	STATUS

The Company is an exempted company limited by shares.

3	REGISTERED OFFICE

The registered office of the Company is at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands or at such other place as the Directors may from time to time decide.

4	OBJECTS AND CAPACITY

Subject to paragraph 9 of this Memorandum, the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act or any other law of the Cayman Islands. The Company is a body corporate capable of exercising all the functions of a natural person of full capacity, irrespective of any question of corporate benefit.

5	SHARE CAPITAL

The share capital of the Company is US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each, comprising (i) 400,000,000 Class A ordinary shares of a par value of US$0.0001 each and (ii) 100,000,000 Class B ordinary shares of a par value of US$0.0001 each.

Auth Code: F92695599726
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EXEMPTED Company Registered and filed as No. 424749 On 14-Aug-2025 Assistant Registrar

6	LIABILITY OF MEMBERS

The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

7	CONTINUATION

The Company may exercise the powers contained in the Companies Act to transfer and be registered by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be de-registered in the Cayman Islands.

8	DEFINITIONS

Capitalised terms used and not defined in this Memorandum of Association shall bear the same meaning as those given in the Articles of Association of the Company.

9	EXEMPTED COMPANY

The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

10	FINANCIAL YEAR

Unless the Directors otherwise prescribe, the financial year of the Company shall end on December 31 in each calendar year and shall begin on January 1 in each calendar year.

The Subscriber whose name and address are subscribed herein is desirous of being formed into a Company limited by shares and in pursuance of this Memorandum of Association, the Subscriber agrees to take the shares in the capital of the Company set opposite their name.

Auth Code: F92695599726
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EXEMPTED Company Registered and filed as No. 424749 On 14-Aug-2025 Assistant Registrar

Dated: 14 August 2025

SUBSCRIBER	NUMBER OF SHARES TAKEN

Harneys Fiduciary (Cayman) Limited P.O. Box 10240 Grand Cayman KY1-1002 Cayman Islands	1 Class A Share

/s/ Galaxy Wong
Galaxy Wong Acting as duly authorised signatory For and on behalf of Harneys Fiduciary (Cayman) Limited

/s/ Mansy Man
Mansy Man Witness to the above signature

Auth Code: F92695599726
www.verify.gov.ky

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